Item 77D

TPFG:

Sub-Item 77D:
Policies with respect to security investments

The response to sub-item 77D(g), with respect to certain changes to the Transamerica Partners Fund
Group non-fundamental investment polices is incorporated by reference herein to Registrant's filing pursuant to paragraph (e) of Rule 497 under the Securities Act of 1933 on July 29, 2016.